                                                                   Exhibit 10.38

                                                       MATERIAL IN THIS DOCUMENT
                                                       HAS BEEN OMITTED PURSUANT
                                             TO A CONFIDENTIAL TREATMENT REQUEST

                                 FIFTH AMENDMENT
                                       TO
                          LICENSED DEPARTMENT AGREEMENT

     This Fifth Amendment To Licensed Department Agreement (the "Amendment"), is entered into by and between J. C. Penney Corporation, Inc., a Delaware corporation having its principal place of business at 6501 Legacy Drive, Piano, Texas 75024-3698 (hereinafter "Penney"), and U. S. Vision, Inc., a Delaware corporation, having its principal place of business at Glen Oaks Industrial Park, P. 0. Box 124, Glendora, New Jersey (hereinafter "Operator").

     WHEREAS, Penney and Operator have entered into a Licensed Department Agreement, dated February 1, 1995 (the "Agreement");

     WHEREAS, Penney and Operator amended the Agreement by an Amendment ("Amendment Number 1") to Licensed Department Agreement, dated December 18, 1996, by an Amendment No. 2 ("Amendment Number 2") to License Department Agreement, dated April 13,1998, by a Third Amendment to License Agreement ("Amendment Number 3"), dated as of September 30, 2002, and by a Fourth Amendment to License Agreement ("Amendment Number 4"), dated as of May 22, 2003;

     WHEREAS, Penney and Operator temporarily supplemented the Agreement by a letter, dated December 1997, and that supplemental letter is no longer in effect; and

     WHEREAS, in accordance with the terms of the Agreement, the parties desire to amend certain terms and provisions of the Agreement relating to the operation of a "JCPenney Optical" website to reflect the current agreement of the parties;

     WHEREAS, capitalized terms not otherwise defined in this Amendment are used as defined in the Agreement; and

     NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration. the receipt and sufficiency of which is hereby acknowledged, Penney and Operator hereby agree as follows:

                                    Article I

     The provisions of Amendment Number 2 and Article VIII of Amendment Number 3 are hereby amended and restated to provide as follows:

     1. Optical Website. Operator shall be responsible, at its sole expense, for the maintenance (during the term of the Agreement) of valid domain name registrations for, and the construction, maintenance, site hosting, content and operation of a website utilizing the tradename "JCPenney Optical" (the "Optical Website"). The domain names for the Optical Website shall be www.jcpenneyoptical.com, www.jcpeyes.com or, subject to Penney's prior approval, any other domain name containing Trademarks of Penney or a Trademark used by Operator in connection with the advertising and sale of Merchandise under the Agreement. The Optical Website shall be considered a "Licensed Department" under the Agreement, except where the context in which the defined term "Licensed Department" is used clearly relates only to a physical in-store location.

     2. Compliance with Laws. Operator shall comply with all applicable laws and regulations, including without limitation all applicable laws and regulations pertaining to data protection, and shall not breach, infringe or encroach upon the rights of third parties in connection with its registration, construction, maintenance, site hosting, content and operation of the Optical Website. For the avoidance of doubt, Operator's obligations under this provision shall be in addition to those imposed by section 4 of the Agreement and not in lieu thereof.

     3. Penney Website Link. Penney shall provide a link between its website at www.jcpenney.com or any successor website and the Optical Website. For the avoidance of doubt, it is agreed that this provision shall not require Penney to maintain the www.icpenney.com website or any successor website. It is further agreed that Penney may disable the link to the Optical Website in the event system issues reasonably believed to be associated with the link arise, provided that Penney promptly reports the disabling to Operator. Upon request, Operator shall furnish a report(s) to Penney regarding the number of customers and potential customers that visit the Optical Website.

     4. Termination. Upon the expiration or termination of the Agreement, Operator shall cease operation of the Optical Website and shall transfer and assign to Penney the domain name registration www.jcpenneyoptical.com, www.jcpeyes.com and any other domain name containing Trademarks of Penney.

     5. Content. All content of the Optical Website shall be consistent with Penney's advertising practices and procedures. Operator shall furnish Penney an opportunity to review and comment on all Optical Website content. In the event that Penney notifies Operator that certain content is not consistent with Penney's advertising practices and procedures, Operator shall have 48 hours within which to either remove the offending content or modify the content to comply with Penney's advertising practices and procedures.

     6. Updates. The Merchandise listed on the Optical Website and the Optical Website itself shall be updated by Operator at least annually.

     7. Confidentiality. All information, including without limitation, names, addresses, email addresses, and credit and debit card account numbers, gathered from the Optical Website shall be subject to the provisions of section 15 of the Agreement relating to the ownership, confidentiality and use of customer names and other information related to the operation of the Licensed Departments. Upon Penney's request or the expiration or termination of the Agreement, Operator will furnish copies of that information to Penney. Additionally, Operation shall use all such information solely in accordance with Penney's and Operator's published website privacy policies.

     8. Privacy Policy. Operator shall adopt, publish on the Optical Website and abide by a privacy policy regarding the use or information gathered from the Optical Website and such policy shall be substantially the same as Penney's website privacy policy or contain such other terms as are approved by Penney.

     9. Information Security. Operator shall implement and maintain appropriate administrative, technical, and physical safeguards to (i) protect the security, confidentiality, and integrity of all information about customers or potential customers, including without limitation names, addresses, email addresses, and credit and debit card account numbers; (ii) protect against any anticipated threats or hazards to the security or integrity of that information; and (iii) protect against unauthorized access to or use of that information or associated records which could result in substantial harm or inconvenience to any customer. Operator shall also require that any third party to which information about customers or potential customers is transferred by or on behalf of Operator implements and maintains safeguards meeting the above standards. Without limitation, Operator shall (i) establish and maintain a web site security policy and shall host the Optical Website on a server(s) that maintains the security of the data, identifies and prevents intruder activity, maintains the security of data, identifies and prevents intruder activity, maintains expected functionality and controls proprietary software and (ii) encrypt all credit card transactions. If Operator connects to Penney's network via dial-up, leased line, or the Internet, Operator shall complete Penney's security questionnaire and satisfy Penney's connectivity requirements. If Operator personnel access Penney's network, Operator shall cause such personnel to comply with Penney's access requirements. Operator shall immediately give notice to Penney if it reasonably believes or has a reasonable suspicion that unauthorized use or unauthorized disclosure of confidential customer information has occurred and agrees to promptly take action to stop and or remedy any such unauthorized use or unauthorized disclosure. Operator agrees that Penney, at any reasonable time and place, and upon reasonable notice, may examine Operator's books, records and procedures relevant to the Optical Website to verify compliance with the terms of this section.

     10. Performance Standards. Operator will cause the Optical Website to meet the minimum performance standards set forth in Schedule 1 to this Fifth Amendment and will report to Penney monthly regarding its performance.

     11. Order Fulfillment. Operator will maintain a sufficient inventory of Merchandise to reasonably satisfy all orders received from Optical Website customers in a timely fashion.

     12. Shipping. Operator will ship Merchandise directly to each customer ordering Merchandise through the Optical Website. Operator may not insert any product offers or written materials of Operator (other than those pertaining solely to JCPenney Optical Centers) or a third party without the prior approval of Penney.

     13. Credit and Off-line Debit Card Transactions.

          (a) Operator shall accept the JCPenney credit card, and American Express, Discover, MasterCard and Visa credit and debit cards in payment for Merchandise ordered from the Optical Website.

          (b) Operator shall submit all credit and debit card transactions in connection with orders of Merchandise from the Optical Website to Penney for authorization, processing and settlement. Operator shall follow all authorization, processing and settlement procedures furnished to it by Penney from time to time.

          (c) Operator shall be liable, and reimburse Penney, for any and all amounts "charged back" to Penney by credit or debit card issuers in connection with purchases of Merchandise from the Optical Website. Penney is permitted to deduct such amounts from any payments due Operator. Penney shall cooperate with Operator to challenge chargebacks. Operator shall follow all chargeback-handling procedures furnished to it by Penney from time to time.

          (d) Operator shall reimburse up to and including $100,000 of Penney's costs in developing and modifying its information systems in order to implement the authorization, processing and settlement of credit and debit card sales of Merchandise on the Optical Website. For the avoidance of doubt, Operator acknowledges that such payment is over and above any amounts that Operator has agreed to pay pursuant to section 5(b) of the Agreement.

     14. Returns. Defective or Damaged Merchandise. The Optical Website shall contain Operator's policy regarding returns, and defective or damaged Merchandise. That policy shall provide that all returns of Merchandise purchased from the Optical Website, whether or not damaged or defective, are to be made to an address specified by Operator and not to Operator's in-store Licensed Departments or to Penney's stores. Operator shall promptly issue any credits due to customers in connection with such returns.

     15. Customer Service Communications. Operator will maintain a toll free telephone number and an e-mail address for customer service communications relating to Merchandise purchases from the Optical Website and will promptly respond to all such communications. Penney will promptly forward to Operator any such customer service communications received by Penney.

                                   ARTICLE II

     Schedule A to the Agreement is hereby amended by deleting paragraph 5 of such Schedule in its entirety and substituting the following Paragraph 5 in its place:

     "5. License fees:

          Percentage of cash Net Sales, excluding doctor's fees received in cash by doctors within a Licensed Department: [CONFIDENTIAL]

          Percentage of credit and debit card Net Sales, excluding doctors' fees received by doctors within a Licensed Department: [CONFIDENTIAL]

          Percentage of doctors' fees received through credit and debit card sales by doctors within a Licensed Department: [CONFIDENTIAL]

          Percentage of Net Sales, excluding shipping, from orders placed through the Optical Website: [CONFIDENTIAL]

                                   ARTICLE III

     The parties agree that all references to "credit sales" or "credit card sales" contained in the Agreement shall be deemed to include sales charged to debit cards as well as credit cards.

                                   ARTICLE IV

     Section 13, Taxes and Fees, of the Agreement is hereby amended as follows:

     (a) deleting the following provision from the first sentence: "provided, however, that state and local retail sales taxes assessed upon Licensed Department sales shall be collected by Penney and remitted directly to the appropriate taxing authorities; and

     (b)  adding the following provision to such section 13:

          "State and local retail sales taxes assessed upon Licensed Department sales shall be collected by Operator and remitted directly to the appropriate taxing authorities."

                                    ARTICLE V

     Except as expressly modified by this Amendment, all terms and conditions of the Agreement, as previously amended by Amendment Number 1, Amendment Number 2, Amendment Number 3, and Amendment Number 4 shall remain in full force and effect. All terms and provisions of the Agreement, as so amended, not specifically amended by this Fifth Amendment shall apply to the Optical Website.

     IN WITNESS WHEREOF, the parties have caused this Fifth Amendment to
Licensed Department Agreement to be executed as of the   day of September 2003.

U. S. VISION, INC.                      J.C. PENNEY CORPORATION, INC.
                                        By: JCP Procurement & LP as agent

                                        J.C. Penney Corporation, Inc.


By: /s/ William A. Schwartz             By: /s/ C. Haggatt
    ---------------------------------   ----------------------------------------
Name: William A. Schwartz               Name: C. Haggatt
Title: Chief Executive Officer          Title: Procurement Group Mgr.
       and Chairman of the Board

                                       Recommended by /s/ Daphne Johnson
                                                      --------------------------
                                                      Daphie Johnson
                                                      Senior Procurement Agent